Exhibit 99.2

Item 7. Management’s	Discussion and Analysis of Financial Condition and Results of Operations

Overview

The Company is the largest provider of dredging services in the United States. In addition, the Company is the only U.S. dredging service provider with significant international operations, which represented approximately 14% of the Company’s dredging revenues for 2010, down from the Company’s three year average of 23%.

Dredging generally involves the enhancement or preservation of navigability of waterways or the protection of shorelines through the removal or replenishment of soil, sand or rock. The U.S. dredging market consists of three primary types of work: capital, beach nourishment and maintenance. The Company’s “bid market” is defined as the aggregate dollar value of domestic projects on which the Company bid or could have bid if not for capacity constraints. The Company has experienced an average combined bid market share in the U.S. of 39% over the past three years, including 44%, 32% and 52% of the capital, beach nourishment and maintenance sectors, respectively. These bid market shares do not reflect the activities of Matteson prior to December 31, 2010.

With its acquisition of Matteson, on January 1, 2011 the Company began to provide the following additional dredging and other services: inland lake and river dredging, inland levee and construction dredging, environmental restoration and habitat improvement and other marine construction. In 2010, Matteson’s revenues were $37.2 million.

Our fleet of 35 dredges, of which 10 are deployed internationally, 21 material transportation barges, two drillboats, and numerous other specialized support vessels is the largest and most diverse fleet of any U.S. dredging company. The mobility of the Company’s fleet enables us to move equipment in response to changes in demand for dredging services to take advantage of the most attractive opportunities to employ our dredges. The Company estimates the replacement cost of the Company’s fleet to be in excess of $1.5 billion in the current market.

Our largest domestic dredging customer is the Army Corp of Engineers (“Corps”) which is responsible for federally funded projects related to navigation and flood control of U.S. waterways. Approximately 60% of our 2010 dredging revenues resulted from contracts with federal government agencies, including the Corps as well as other federal entities such as the U.S. Coast Guard and the U.S. Navy. This is comparable with the Company’s three year average.

The Company also owns a majority interest in NASDI, a demolition service provider headquartered in the Boston, Massachusetts area. NASDI’s principal services consist of interior and exterior demolition of commercial and industrial buildings, salvage and recycling of related materials, and removal of hazardous substances and materials. The majority of NASDI’s work has historically been performed in the New England area; however, NASDI is currently expanding into the New York area and other markets including marine and bridge demolition. In January 2009, the Company acquired a 65% interest in Yankee, a provider of environmental remediation services including asbestos abatement and removal of other hazardous materials for private and governmental entities. Prior to this acquisition, Yankee served as a subcontractor on many NASDI projects, and continues to serve as a subcontractor many NASDI projects subsequent to the acquisition.

The Company has a 50% ownership interest in Amboy. Amboy’s primary business is mining sand from the entrance channel to New York harbor in order to provide sand and aggregate for use in road and building construction. Together with the Company’s Amboy joint venture partner, the Company owns a 50% interest in land that is adjacent to Amboy’s property and may be used in conjunction with Amboy’s operations. The Company’s investment in Amboy is accounted for using the equity method.

The Company operates in two reporting segments: dredging and demolition.

Contract Revenues

Most of the Company’s dredging contracts are obtained through competitive bidding on terms specified by the party inviting the bid. The types of equipment required to perform the specified service and the estimated project duration affect the cost of performing the contract and the price that dredging contractors will bid.

The Company recognizes contract revenues under the percentage-of-completion method, based on the Company’s engineering estimates of the physical percentage completed for dredging projects and using a cost-to-cost approach for demolition projects. For dredging projects, costs of contract revenues are adjusted to reflect the gross profit percentage expected to be achieved upon ultimate completion of each dredging project. For demolition projects, contract revenues are adjusted to reflect the estimated gross profit percentage. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation due to the Company are not recognized in contract revenues until such claims are settled. Billings on contracts are generally submitted after verification with the customers of physical progress and may not match the timing of revenue recognition. The difference between amounts billed and recognized as revenue is reflected in the balance sheet as either contract revenues in excess of billings or billings in excess of contract revenues. Contract modifications may be negotiated when a change from the original contract specifications is encountered, necessitating a change in project scope or performance methodology and/or material disposal. Significant expenditures incurred incidental to major contracts are deferred and recognized as costs of contracts based on contract performance over the duration of the related project. These expenditures are reported as prepaid expenses.

Costs and Expenses

The components of costs of contract revenues include labor, equipment (including depreciation, maintenance, insurance and long-term rentals), fuel, subcontracts, rentals and project overhead. Hourly labor is generally hired on a project-by-project basis. Costs of contract revenues vary significantly depending on the type and location of work performed and assets utilized. Generally, capital projects have the highest margins due to the complexity of the projects, while beach nourishment projects have the most volatile margins because they are most often exposed to variability in weather conditions.

The Company’s cost structure includes significant annual equipment related costs, including depreciation, maintenance, insurance and long-term equipment rentals, averaging approximately 21% to 22% of total costs of contract revenues over the last three years. During the year, both equipment utilization and the timing of cost expenditures fluctuate significantly. Accordingly, the Company allocates these equipment costs to interim periods in proportion to revenues recognized over the year to better match revenues and expenses. Specifically, at each interim reporting date the Company compares actual revenues earned to date on the Company’s dredging contracts to expected annual revenues and recognizes equipment costs on the same proportionate basis. In the fourth quarter, any over and under allocated equipment costs are recognized such that the expense for the year equals actual equipment costs incurred during the year. As a result of this methodology, the recorded expense in any interim period may be higher or lower than the actual equipment costs incurred in that interim period.

Primary Factors that Determine Operating Profitability

Dredging.    The Company’s results of operations for its dredging segment for a calendar or quarterly period are generally determined by the following three factors:

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Bid wins and dredge employment—The Company’s dredging segment generates revenues when the Company wins a bid for a dredging contract and starts that project. Although the Company’s dredging equipment is subject to downtime for scheduled periodic maintenance and repair, the Company seeks to maximize its revenues by employing its dredging equipment on a full-time basis. If a dredge is idle (i.e., the dredge is not employed on a dredging project or undergoing scheduled periodic maintenance and repair), the Company does not earn revenue with respect to that dredge during the time period for which it is idle.

•

Project and dredge mix—The Company’s domestic dredging projects generally involve domestic capital, maintenance and beach nourishment work and its foreign dredging projects generally involve capital work. In addition, the Company’s dredging projects vary in duration and, in general, projects of longer duration result in less dredge downtime in a given period. Moreover, the Company’s dredges have different physical capabilities and typically work on certain types of dredging projects. Accordingly, the Company’s dredges have different daily revenue generating capacities.

The Company generally expects to achieve different levels of gross margin (i.e., gross profit divided by revenues) for work performed on the different types of dredging projects and for work performed by different types of dredges. The Company’s expected gross margin for a project is based upon the Company’s estimates at the time of the bid. Although the Company seeks to bid on and win projects that will maximize its gross margin, the Company cannot control the type of dredging projects that are bid from time to time, the type of dredge that is needed to complete these projects or the time schedule upon which these projects are required to be completed. As a result, in some quarters the Company works on a mix of dredging projects that, in the aggregate, have relatively high expected gross margins (based on project type and dredges employed) and in other quarters, the Company works on a mix of dredging projects that, in the aggregate, have relatively low expected gross margins (based on project type and dredges employed).

•

Project execution—The Company seeks to execute all of its dredging projects consistent with its project estimates. In general, the Company’s ability to achieve its project estimates depends upon many factors including weather, variances from estimated project conditions, equipment mobilization time periods, unplanned equipment downtime or other events or circumstances beyond the Company’s control. If the Company experiences any of these events and circumstances, the completion of a dredging project will often be accelerated or delayed, as applicable, and, consequently, the Company will experience project results that are better or worse than its estimates. The Company does its best to estimate for events and circumstances that are not within its control; however, these situations are inherent in dredging.

Demolition.    The Company’s demolition segment generates revenues when the Company is awarded a contract for demolition services and performs the project. The Company’s revenues from its demolition segment increase or decrease based upon market demand. Like the Company’s dredging segment, results of operations for the Company’s demolition segment fluctuate based upon project mix and the Company’s ability to execute its projects consistent with its estimates.

Critical Accounting Policies and Estimates

Our significant accounting policies are discussed in the Notes to the Consolidated Financial Statements. The application of certain of these policies requires significant judgments or an estimation process that can affect the Company’s results of operations, financial position and cash flows, as well as the related footnote disclosures. The Company bases its estimates on historical experience and other assumptions that it believes are reasonable. If actual amounts are ultimately different from previous estimates, the revisions are included in the Company’s results of operations for the period in which the actual amounts become known. The following accounting policies comprise those that management believes are the most critical to aid in fully understanding and evaluating the Company’s reported financial results.

Percentage-of-completion method of revenue recognition—The Company’s contract revenues are recognized under the percentage-of-completion method, which is by its nature based on an estimation process. For dredging projects, the Company uses engineering estimates of the physical percentage of completion. For demolition projects, the Company uses estimates of remaining costs-to-complete to determine the percentage of project completion. In preparing the Company’s estimates, it draws on its extensive experience in the dredging and demolition businesses and its database of historical dredging information to assure that its estimates are as accurate as possible, given current circumstances. Provisions for estimated losses on contracts in progress are made in the period in which such losses are determined. Claims for additional compensation are not recognized in contract revenues until such claims are settled. Cost and profit estimates are reviewed on a periodic basis to reflect changes in expected project performance.

Impairment of goodwill—Goodwill is tested for impairment at the reporting unit level on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of the reporting unit below its carrying value. The Company believes that this estimate is a critical accounting estimate because: (i) goodwill is a material asset and (ii) the impact of an impairment could be material to the consolidated balance sheet and consolidated statement of operations. The Company performs its annual impairment test as of July 1 each year. The Company operates in two reporting segments: dredging and demolition. These reporting segments are the Company’s operating segments and reporting units at which the Company tests goodwill for impairment.

The Company assesses the fair values of its reporting units using both a market approach and an income approach. Under the income approach, the fair value of the reporting unit is based on the present value of estimated future cash flows. The income approach is dependent on a number of factors, including estimates of future market growth trends, forecasted revenues and expenses, expected periods the assets will be utilized, appropriate discount rates and other variables. The estimates are based on assumptions that the Company believes to be reasonable, but which are unpredictable and inherently uncertain. Changes in these estimates and assumptions could materially affect the determination of fair value, and may result in the impairment of goodwill in the event that actual results differ from those estimates.

The market approach measures the value of an entity through comparison to comparable companies. Under the market approach, the Company uses the guideline public company method by applying estimated market-based enterprise value multiples to the reporting unit’s estimated revenue and EBITDA. The Company analyzed companies that performed similar services or are considered competitors. Due to the fact that there are no public companies that are direct competitors, the Company weighed the results of this approach less than the income approach.

At December 31, 2010, the majority of goodwill represents the purchase price in excess of the net amount assigned to assets acquired and liabilities assumed by Madison Dearborn Capital Partners IV, L.P. on December 23, 2003. Goodwill was allocated between the Company’s two reporting segments, dredging and demolition, based on the value assigned to each segment at that time. At both December 31, 2010 and 2009, dredging goodwill was $76.6 million and demolition goodwill was $21.5 million.

The Company performed its most recent annual test of impairment as of July 1, 2010 for the goodwill in both the dredging and demolition segments with no indication of goodwill impairment as of the test date. As of the test date, the fair value of both the dredging segment and the demolition segment were in excess of their carrying values by approximately 25%.

No goodwill impairment test was performed in the fourth quarter for either segment because no triggering event occurred which would require such a test.

Impairment of long-lived assets—The Company evaluates the carrying value of long-lived assets whenever events or changes in circumstances indicate that an impairment may exist. Our policy is to recognize an impairment charge when an asset’s carrying value exceeds its net undiscounted future cash flows. The amount of the charge is the difference between the asset’s book value and fair market value. Our policy is to estimate the undiscounted future cash flows using financial projections that require the exercise of significant judgment on the part of management. Changes in these projections may expose us to future impairment charges. If a triggering event requiring impairment testing occurs, the Company would evaluate the remaining useful lives of these assets to determine whether the lives are still appropriate.

Self-insurance reserves—The Company self-insures costs associated with its seagoing employees covered by the provisions of Jones Act, workers’ compensation claims, hull and equipment liability and general business liabilities up to certain limits. Insurance reserves are established for estimates of the loss that the Company will ultimately incur on reported claims, as well as estimates of claims that have been incurred but not yet reported. In determining its estimates, the Company considers historical loss experience and judgments about the present and expected levels of cost per claim. Trends in actual experience are a significant factor in the determination of such reserves.

Results of Operations—Fiscal Years

The following table sets forth the components of net income as a percentage of contract revenues for the years ended December 31:

	2010	2009	2008
Contract revenues	100.0%	100.0%	100.0%
Costs of contract revenues	(82.1)	(85.8)	(88.2)

Gross profit	17.9	14.2	11.8
General and administrative expenses	(7.9)	(7.4)	(7.4)

Operating income	10.0	6.8	4.4
Interest expense, net	(2.0)	(2.6)	(2.9)
Equity in earnings of joint ventures	(0.1)	(0.1)	—

Income before income taxes	7.9	4.1	1.5
Income tax provision	(3.0)	(1.8)	(0.7)

Net income	4.9	2.3	0.8
Net (income) loss attributable to noncontrolling interests	0.1	0.4	—

Net income attributable to Great Lakes Dredge & Dock Corporation	5.0%	2.7%	0.8%

Components of Contract Revenues

The following table sets forth, by segment and type of work, the Company’s contract revenues for the years ended December 31 (in thousands):

	2010	2009	2008
Revenues
Dredging:
Capital—U.S.	$300,873	$203,147	$153,414
Capital—foreign	82,898	134,123	172,345
Beach nourishment	106,163	62,133	63,550
Maintenance	119,035	174,908	95,350

Total dredging revenues	608,969	574,311	484,659
Demolition	77,953	47,933	102,220

Total revenues	$686,922	$622,244	$586,879

Year Ended December 31, 2010 Compared to Year Ended December 31, 2009

Dredging revenues were $609 million in 2010, an increase of $34.7 million, or 6%, over 2009 dredging revenues of $574.3 million. This increase was primarily due to higher revenues in the capital and beach markets more than offsetting lower revenues in the foreign and maintenance markets. Highlights from the Company’s primary dredging sectors are as follows:

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Revenues from domestic capital dredging projects of $300.9 million in 2010 increased $97.7 million, or 48.1%, from 2009 revenues of $203.1 million. During the second half of 2010, several of the Company’s dredges and ancillary equipment worked on sand berm construction off the coast of Louisiana in response to the Deepwater Horizon oil spill in the Gulf of Mexico. In addition, capital dredging revenues included continued deepening work in the ports of New York, New Jersey, and Jacksonville.

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Revenues from beach nourishment projects of $106.2 million in 2010 increased $44.1 million, or 71.0%, from $62.1 million in 2009. The amount of beach work won by the Company in the second half of 2009 significantly exceeded the amount of beach work won by the Company in the second half of 2008. As the Company performs much of its beach work during the first half of each year, when environmental windows are open, the increased backlog at the end of 2009 resulted in increased 2010 beach revenues.

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Revenues from maintenance dredging projects in 2010 were $119.0 million, a decrease of $55.9 million, or 31.9%, from $174.9 million in 2009. Maintenance revenue in 2009 was uncharacteristically high because the Corps put many delayed projects out to bid. The Company believes that funding of many maintenance projects bid in 2009 was augmented by the federal economic stimulus. The Company believes that substantially all of the stimulus funded projects were completed by June 30, 2010. In addition, the number of maintenance projects worked on during the second half of the year declined due to the dredging industry’s response to the Deepwater Horizon oil spill in the Gulf of Mexico.

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Revenues from foreign dredging operations in 2010 totaled $82.9 million, a decrease of $51.2 million, or 38.2%, from 2009 revenues of $134.1 million. Foreign revenues started to decline in the second half of 2009 as the global recession significantly slowed the rate of infrastructure development in the Middle East. In 2010, the Company worked on international projects outside of Bahrain, including in the United Arab Emirates and Brazil.

Demolition segment revenues in 2010 were $78.0 million, an increase of $30.1 million, or 62.6%, over 2009 revenues of $47.9 million. This increase was primarily related to improved market conditions in Massachusetts and increased activity in New York as well as with respect to bridge demolition, new markets for the demolition segment. In 2009, demolition revenues were negatively impacted by the slowdown in the U.S. construction industry.

Dredging segment gross profit increased 32.4% to $117.7 million from $88.9 million in 2009, and dredging segment gross profit margin (dredging gross profit divided by dredging revenue) was 19.3%, up from 15.6% in 2009. The increases in gross profit and gross profit margin were primarily due to increased dredging revenues and dredging project execution that in the aggregate was better than the Company’s estimates.

Demolition segment gross profit increased $5.7 million from a gross loss of $0.7 million in 2009 to a gross profit of $5.0 million in 2010 and demolition segment gross profit margin was 6.5%, up from a negative gross profit margin of 1.8% in 2009, primarily due to improved market conditions which resulted in increased revenues. While demolition segment gross profit margins have improved in comparison to 2009, they remain lower than pre-recession gross profit margins, reflecting continuing competitive pricing pressures.

Dredging segment operating income for 2010 increased 41.4% reaching $70.5 million versus $49.8 million in 2009, as increased gross profit offset a 20.9% increase in general and administrative expenses. These expenses increased primarily due to $7.2 million in costs that were incurred for severance, legal and consulting expenses that were incurred in conjunction with the senior management reorganization. See Note 21 “Senior Management Reorganization” in the Notes to Consolidated Financial Statements.

Demolition segment operating loss for 2010 decreased $5.5 million from $7.6 million in 2009 to $2.1 million in 2010. Despite improved gross profit, the demolition segment incurred losses with respect to certain projects including a large bridge demolition project, one of the demolition segment’s first projects of this type. In 2010, the demolition segment recorded a loss of $3.0 million related to this bridge demolition project. In addition, demolition segment operating results in 2009 were negatively impacted by certain projects that had been worked on in 2008 and canceled in 2009, resulting in write-offs of $3.8 million. Demolition segment general and administrative expenses for 2010 of $6.8 million increased 7.9% compared with $6.3 million in 2009 primarily as a result of an increase in bad debt expense and incentive pay.

Consolidated general and administrative expenses as a percentage of revenue have been generally consistent, ranging between 7.4% and 7.9% of revenues over the last three years. In 2010, general and administrative expenses increased due to additional expenses related to the Company’s senior management reorganization.

The Company’s net interest expense for 2010 totaled $13.5 million compared with $16.2 million in 2009. This decrease is due to the lower average outstanding borrowings on the Company’s revolving credit facility during 2010. In addition, in 2010 the Company realized a $2.1 million gain on its outstanding interest rate swaps compared to a $0.4 million gain during 2009.

The Company incurred income tax expense of $20.6 million in 2010 compared with $10.9 million in 2009. This $9.7 million increase is primarily the result of the increase in the Company’s operating income. The effective tax rate for the year ended December 31, 2010 was 37.9% compared to 42.7% for the year ended December 31, 2009. The decrease in the effective tax rate was due to the resolution of certain state tax matters.

For the year ended December 31, 2010, net income attributable to Great Lakes was $34.6 million compared to $17.5 million for the year ended December 31, 2009. This $17.1 million increase was primarily driven by higher operating income in 2010.

Year Ended December 31, 2009 Compared to Year Ended December 31, 2008

Dredging revenues were $574.3 million in 2009, an increase of $89.6 million, or 18.7%, over 2008 dredging revenues of $484.7 million, due to a higher level of dredge employment in 2009. In particular, the 2009 increase was the result of increased domestic dredging operations that more than offset decreased foreign dredging activity. Dredging gross margin was 15.6%, up from 11.8% in 2008, primarily due to increased dredging revenues and project execution that was better than the Company’s estimates for certain projects, particularly in the first half of the year. Highlights from the Company’s primary dredging sectors are as follows:

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Revenues from domestic capital dredging projects of $203.1 million in 2009 were up $49.7 million, or 32.4%, from 2008 revenues of $153.4 million. This increase was driven by additional capital projects, including deepening work in the ports of New York, New Jersey, Jacksonville and Tampa, Florida and three coastal restoration projects in Louisiana.

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Revenues from beach nourishment projects of $62.1 million in 2009 decreased $1.4 million, or 2.2%, from $63.5 million in 2008. Beach revenues were negatively impacted throughout 2008 and the beginning of 2009 as state and local governments experienced delays in getting the necessary funding to put projects out to bid. More beach work was bid and worked in the second half of 2009.

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Revenues from maintenance dredging projects in 2009 were $174.9 million, an increase of $79.6 million, or 83.4%, from $95.4 million in 2008. This increase was due to the Corps continuing to put out maintenance work that had long been delayed. The Company believes that many maintenance projects were supported by the federal economic stimulus funding.

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Revenues from foreign dredging operations in 2009 totaled $134.1 million, a decrease of $38.2 million, or 22%, from 2008 revenues of $172.3 million. Revenues decreased due to the postponement of a portion of the Company’s largest foreign project and declining Middle Eastern demand resulting from the global recession, instability in oil prices and the deterioration of the region’s real estate market in 2008 and 2009.

Demolition segment revenues in 2009 were $47.9 million, a decrease of $54.3 million, or 53%, over 2008 revenues of $102.2 million. As the construction and real estate development market continued to slow in 2009, new project opportunities were scarce. In addition, a few projects that had been worked on in 2008 were canceled in 2009, resulting in write offs related to those projects. Moreover, several large demolition projects were worked on in 2008 and were not replaced in 2009. As a result, the demolition segment recorded negative gross profit margin of 1.8% compared to gross profit margin of 11.9% in 2008.

Dredging segment operating income for 2009 increased 124% reaching $49.8 million versus $22.2 million in 2008, as strong gross profit performance offset a 12.1% increase in general and administrative expenses. These expenses increased primarily due to higher payroll and incentive costs, legal expenses and other costs related to the Company’s August 2009 secondary offering of stock.

In 2009, the demolition segment produced an operating loss of $7.6 million, compared to operating income of $3.9 million in 2008 due to weaker gross profit performance including write offs related to canceled projects. Demolition segment general and administrative expenses for 2009 of $6.3 million decreased 21.6% compared with $8.0 million in 2008 primarily as a result of a decrease in incentive pay.

Consolidated general and administrative expenses as a percentage of revenue have been generally consistent, ranging between 7.3% and 7.5% of revenues over the last three years.

The Company’s net interest expense for the year ended December 31, 2009 totaled $16.2 million compared with $17.0 million in 2008. While average debt levels were consistent year over year, lower interest rates decreased interest expense. The Company entered into new interest rate swap agreements in 2009 for which the Company realized a $0.5 million gain during the year. In 2008 the Company also realized a $0.5 million gain on its former swap agreements.

The Company incurred income tax expense of $10.9 million compared with $3.8 million in 2008. This $7.1 million increase is primarily the result of the increase in the Company’s operating income. The effective tax rate for the year ended December 31, 2009 was 42.7% compared to 42.1% for the year ended December 31, 2008.

For the year ended December 31, 2009, net income attributable to Great Lakes was $17.5 million compared to $5.0 million for the year ended December 31, 2008. This $12.5 million increase was driven by higher operating income in 2009 as previously described.

Bidding Activity and Backlog

The following table sets forth, by segment and type of dredging work, the Company’s backlog as of the dates indicated (in thousands):

	December 31, 2010	December 31, 2009	December 31, 2008
Backlog
Dredging:
Capital—U.S.	$117,866	$203,294	$176,051
Capital—foreign	65,334	35,715	139,479	*
Beach nourishment	18,080	63,390	18,934
Maintenance	56,140	63,335	26,726
Rivers & Lakes **	25,116	—	—

Total dredging backlog	282,536	365,734	361,190
Demolition	80,984	16,448	23,501

Total backlog	$363,520	$382,182	$384,691

*	For comparison purposes, foreign backlog has been decreased by $56,908 to reflect the portion of the Diyar contract that was reclassified as an option pending award in the first quarter of 2009

**	Represents backlog acquired by the Company on December 31, 2010 in connection with the Matteson acquisition

The Company’s contract backlog represents its estimate of the revenues that will be realized under the portion of the contracts remaining to be performed. For dredging contracts these estimates are based primarily upon the time and costs required to mobilize the necessary assets to and from the project site, the amount and type of material to be dredged and the expected production capabilities of the equipment performing the work. For demolition contracts, these estimates are based on the time and remaining costs required to complete the project relative to total estimated project costs and project revenues agreed to with the customer. However, these estimates are necessarily subject to variances based upon actual circumstances. Because of these factors, as well as factors affecting the time required to complete each job, backlog is not necessarily indicative of future revenues or profitability. In addition, a significant amount of the Company’s dredging backlog relates to federal government contracts, which can be canceled at any time without penalty to the government, subject to the Company’s contractual right to recover the Company’s actual committed costs and profit on work performed up to the date of cancellation. In addition, the Company’s backlog may fluctuate significantly from quarter to quarter based upon the type and size of the projects the Company is awarded from the bid market. A quarterly increase or decrease of the Company’s backlog does not necessarily result in an improvement or a deterioration of the Company’s business. The Company’s backlog includes only those projects for which the Company has obtained a signed contract with the customer.

Approximately 95% of the Company’s December 31, 2010 backlog is expected to be completed in 2011.

Dredging.

The 2010 domestic dredging bid market totaled $875 million, a 23% decline from the 2009 domestic dredging bid market of $1.1 billion. The 2009 bid market was larger than the 2010 bid market primarily because the 2009 bid market was bolstered by maintenance dredging projects that were funded by the U.S. government economic stimulus package. In addition, the 2010 bid market excludes dredging work related to the construction of sand berms off the coast of Louisiana in response to the Deepwater Horizon oil spill in the Gulf of Mexico. Over $100 million of this sand berm construction work was awarded to the Company directly by the prime contractor rather than through the customary bidding process.

The Company won 30% of the overall 2010 domestic bid market compared to 47% of the overall 2009 domestic bid market. The Company’s five-year average win rate is 41%. This range underscores the variability that can occur in the quarter to quarter and year to year bid results.

The Company’s December 31, 2010 dredging backlog was $282.5 million, which includes $25.1 million attributable to the Matteson acquisition. This represents an increase of $61.2 million, or 27.6%, over the Company’s September 30, 2010 dredging backlog of $221.4 million, but a decrease of $83.2 million, or 22.8%, from the Company’s December 31, 2009 dredging backlog. This decrease in the Company’s annual dredging backlog is primarily the result of the decreased 2010 domestic dredging bid market and the Company’s lower 2010 bid win rate.

The Company won 21%, or $75 million, of the capital dredging projects awarded in 2010, including a large project in Virginia that was awarded in the fourth quarter. The Company’s 2010 project win rate was adversely affected by the loss of one large capital dredging project, for which the Company may ultimately perform work as a subcontractor. Approximately $117.9 million, or 42%, of the Company’s December 31, 2010 dredging backlog consists of domestic capital dredging work, a substantial portion of which is expected to be performed in 2011. December 31, 2010 capital dredging backlog is less than the prior year because the Company worked off most of its backlog related to deepening projects in the ports of New York and New Jersey and no large capital projects were added to backlog at year end. Predominantly all of the capital work in backlog at the end of 2010 is federally funded. The Company continues to believe that the expansion of the Panama Canal will heighten the need for the U.S. to deepen its East and Gulf Coast ports; however, it does not appear that any sizable new deepening projects probably will be bid until the fourth quarter of 2011. In addition, on October 6, 2010, President Obama signed an executive order establishing the Gulf Coast Restoration Task Force. The Company believes that this emphasis on Gulf coast restoration, including the Corps’ Mississippi Coastal Improvement Program, will provide additional growth opportunities with the domestic capital dredging market.

The Company won 73%, or $55 million, of the beach nourishment projects awarded in 2010. However, the Company’s December 31, 2010 beach nourishment backlog was $18.1 million at the end of 2010 compared to $63.4 million at the end of 2009. The 2009 beach nourishment bid market was very active in the second half of 2009 and totaled $183 million for that year. This is substantially above the average bid market over the last three years of $127 million. The Company’s beach nourishment backlog fluctuates from period to period based on various factors, including which beaches require nourishment and funding and permitting issues.

The Company won 30%, or $131 million, of the maintenance dredging projects awarded in 2010. The Company’s December 31, 2010 maintenance dredging backlog was $56.1 million compared to $63.3 million at the end of 2009. The 2010 maintenance dredging bid market was $443.8 million, which is significantly below the 2009 maintenance dredging bid market of $645 million but still above the five year average maintenance dredging bid market of $393 million. The 2009 bid market was atypically large because it included maintenance dredging projects that were funded by the U.S. government economic stimulus package. The Company’s share of the 2010 maintenance dredging bid market was 30%, slightly below its 32% average over the last three years. On January 5, 2011, the Realize America’s Promise Act was introduced into the U.S. House of Representatives and on February 17, 2011, the Harbor Maintenance Act of 2011 was introduced into the U.S. Senate. The two bills are substantially similar and provide that all resources of the Harbor Maintenance Trust Fund may be used only for harbor maintenance programs. If enacted, the Company anticipates that this legislation would increase the Corps’ annual budget by approximately $500 million, with the majority of such amount likely to be allocated for maintenance dredging.

Foreign capital dredging backlog increased to $65.3 million at the end of 2010 from $35.7 million at the end of 2009, primarily as a result of the last phase of the Diyar land reclamation project being awarded to the Company in the fourth quarter of 2010. The Company cannot predict if or to what extent its operations or business prospects in the Middle East will be affected by the recent civil unrest that many Middle Eastern countries have experienced.

Demolition.    Demolition services backlog was $81.0 million at December 31, 2010, a 392% increase from $16.4 million at 2009 year end, reflecting the Company’s continuing progress in expanding into new markets, specifically the New York area, a renewed increase in activity in the Boston area, and the addition of a $26 million bridge demolition project in Louisiana. The demolition business continues to gain momentum. The demolition business faces operating and other challenges that can impact profitability as it moves into new markets.

Liquidity and Capital Resources

The Company’s principal sources of liquidity are cash flow generated from operations and borrowings under its senior credit facility (see Note 12, “Long-Term Debt” in the Notes to Consolidated Financial Statements). The Company’s principal uses of cash are to meet debt service requirements, finance its capital expenditures, provide working capital and meet other general corporate purposes.

The Company’s net cash provided by operating activities for the years ended December 31, 2010, 2009 and 2008 totaled $123.5 million, $54.0 million and $14.8 million, respectively. Normal increases or decreases in the level of working capital relative to the level of operational activity impact cash flow from operating activities. In 2010, lower activity in foreign operations (which usually experience longer accounts receivable collection periods) coupled with payments being made on foreign accounts receivable that had been outstanding at the end of 2009 drove the increase in cash generated. Additionally, the increase in cash was generated by strong domestic operations in 2010, which have by comparison shorter accounts receivable collections periods. In 2009, an increase in domestic accounts receivable resulting from increased domestic activity, offset by a decrease in pipe and spare parts inventory as well as other working capital items, decreased net cash provided by operating activities. In 2008, the increase in investment in the Company’s foreign operations was partially offset by favorable billing terms on one domestic project. Significant investments in pipe and spare parts inventory were included in 2008.

The Company’s net cash flows used in investing activities for the years ended December 31, 2010, 2009 and 2008 totaled $62.7 million, $24.9 million and $26.3 million, respectively. The increase in 2010 is primarily due to the Company’s acquisition of Matteson on December 31, 2010. See Note 19 “Matteson Acquisition” in the notes to the Consolidated Financial Statements. Investing activities in all years related to normal course upgrades and capital maintenance of our dredging fleet. The 2010 expenditures included $14.6 million on the upgrade of the dredge Ohio. Investing activities in 2008 included $17.7 million of capital expenditures on the dredges Ohio, Reem Island and Noon Island for upgrades and other activities related to placing these vessels into service. Another $5.5 million was spent in 2008 on continuing construction of the power barge that enhanced the operating efficiency of the dredge Florida; $7.2 million was spent on this vessel in 2007. Work on this vessel was completed in October 2008 and the vessel was then sold via a sale leaseback for $16.6 million. An immaterial loss was fully recognized on this transaction.

The Company’s net cash flows provided by (used in) financing activities for the years ended December 31, 2010, 2009 and 2008 totaled ($15.6) million, ($36.4) million and $13.7 million, respectively. The Company's financing cash flows represent net repayment or borrowings on its revolving credit facility, approximately $4.0 million in annual dividends, and approximately $1.0 million to $2.0 million of annual repayments on other debt and capital leases.

On June 12, 2007, the Company entered into a credit agreement (the “Credit Agreement”) with Bank of America N.A. and various other financial institutions as lenders. The Credit Agreement provides for a revolving credit facility of up to $145.0 million in borrowings and includes sublimits for the issuance of letters of credit and swingline loans. The revolving credit facility matures on June 12, 2012. The revolving credit facility bears interest at rates selected at the option of Great Lakes, currently equal to either LIBOR plus an applicable margin or the “Base Rate” plus an applicable margin. The applicable margins for LIBOR loans and Base Rate loans, as well as any non-use fee, are subject to adjustment based upon the Company’s ratio of Total Funded Debt to Adjusted Consolidated EBITDA (each as defined in the Credit Agreement). The obligations of Great Lakes under the Credit Agreement are unconditionally guaranteed by its direct and indirect domestic subsidiaries. Additionally, the obligations are secured by a perfected first priority lien on certain equipment of Great Lakes’ subsidiary, Great Lakes Dredge & Dock Company, LLC (“GLDD Company”); a perfected second priority lien on certain other equipment of GLDD Company, subject to a perfected first priority lien in favor of Great Lakes’ bonding company; a perfected first priority lien on the inter-company receivables of Great Lakes and its direct and indirect domestic subsidiaries and having an equal priority to the liens of Great Lakes’ bonding company; and a perfected second priority lien on the accounts receivable of Great Lakes and its direct and indirect subsidiaries that relate to bonded projects. The Credit Agreement contains various covenants and restrictions including (i) limitations on dividends to $5 million per year, (ii) limitations on redemptions and repurchases of capital stock, (iii) limitations on the incurrence of indebtedness, liens, leases and investments, and (iv) maintenance of certain financial covenants.

As of December 31, 2010, the Company had no borrowings and $11.9 million of letters of credit outstanding, resulting in $133.1 million of availability under, the Credit Agreement. On December 31, 2010, the Company amended the Credit Agreement to permit it to increase the principal amount of unsecured debt it may issue to refinance its senior subordinated notes from an aggregate of $175 million to an aggregate of $300 million, subject to compliance with the financial covenants set forth in the Credit Agreement, as amended, and to eliminate the requirement that such refinanced debt be subordinated to the obligations under the Credit Agreement. The Company is evaluating the possibility of extending and increasing the commitments under the Credit Agreement during the first half of 2011. Leading positions in the Company’s credit facility are held by Bank of America, Royal Bank of Scotland, GE Capital Corporation and Wells Fargo Bank.

The Company obtains performance, bid and payment bonds through a bonding agreement with Travelers Casualty and Surety Company of America. The bonds issued under the bonding agreement are customarily required for dredging and marine construction projects, as well as demolition projects. At December 31, 2010, the Company had outstanding performance bonds valued at approximately $369.0 million; however, the revenue value remaining in backlog related to these projects totaled approximately $176.5 million. On June 12, 2007, the Company and Travelers entered into a fourth amendment to the third amended and restated underwriting and continuing indemnity agreement (the “Fourth Amendment”) with Travelers. The Fourth Amendment provides, among other things, for new equipment collateral securing the obligations under the Company’s bonding agreement and permits the Credit Agreement and related collateral securing the obligations under the Credit Agreement. On January 24, 2011, the Company and Travelers entered into a sixth amendment to third amended and restated underwriting and continuing indemnity agreement (the “Sixth Amendment”). The Sixth Amendment was entered into to, among other things, permit the Company to incur up to $250 million of debt as part of the January 2011 refinancing of the Company’s $175 million principal amount senior subordinated notes due December 2013. The amendment also provides that if the Company’s outstanding credit exposure under its senior credit facility exceeds $25 million, then at Travelers’ request the Company is required to provide Travelers with $20 million of additional collateral (in cash or an irrevocable letter of credit, at the Company’s discretion). In addition, the Company is required to grant Travelers a first priority security interest in such additional collateral in accordance with the terms and conditions of the Company’s intercreditor agreement.

In addition to its credit facility, the Company has a $24 million International Letter of Credit Facility with Wells Fargo HSBC Trade Bank. This facility is used for performance and advance payment guarantees on foreign contracts. The obligations under the agreement are guaranteed by the Company’s foreign accounts receivable under Ex-Im Bank’s Working Capital Guarantee Program which covers 90% of the obligations owing under the facility. The Company had $15.7 million of letters of credit issued under this facility at December 31, 2010.

In January 2011, the Company issued $250 million in aggregate principal amount of its 7.375% senior unsecured notes due February 1, 2019 (the “Senior Unsecured Notes”) in a private placement. Approximately $180 million of the net proceeds from the issuance of the Senior Unsecured Notes was used to prepay all of the Company’s 7.75% senior subordinated notes due December 2013, including prepayment premiums and accrued and unpaid interest. The remaining net proceeds from the issuance of the Senior Unsecured Notes will be used for general corporate purposes, which may include acquisitions. The Indenture governing the Senior Unsecured Notes, among other things, limits the ability of the Company and its restricted subsidiaries to (i) pay dividends, or make certain other restricted payments or investments; (ii) incur additional indebtedness and issue disqualified stock; (iii) create liens on its assets; (iv) transfer and sell assets; (v) merge, consolidate or sell all or substantially all of its assets; (vi) enter into certain transactions with affiliates; (vii) create restrictions on dividends or other payments by its restricted subsidiaries and (viii) create guarantees of indebtedness by restricted subsidiaries. These covenants are subject to a number of important limitations and exceptions that are described in the Indenture governing the Senior Unsecured Notes.

On January 2011, in connection with the issuance of the Senior Unsecured Notes, the Company, its subsidiaries which guaranteed the Senior Unsecured Notes and the initial purchasers of the Senior Unsecured Notes entered into a Registration Rights Agreement (the “Registration Rights Agreement”). The Registration Rights Agreement requires the Company, among other things, to (i) use its commercially reasonable efforts to cause a registration statement with respect to an exchange offer for the Senior Unsecured Notes to become effective within 365 days after the issue date of the Senior Unsecured Notes; (ii) consummate the exchange offer within 30 business days after the target date for effectiveness of the registration statement with respect to the exchange offer and (iii) use its commercially reasonable efforts to file a shelf registration statement for the resale of the Senior Unsecured Notes in certain circumstances. If the Company fails to satisfy it registration obligations under the Registration Rights Agreement, then the Company will be required to pay liquidated damages to the holders of the Senior Unsecured Notes, which will accrue at an annual rate of 0.25% of the aggregate principal amount of the outstanding Senior Unsecured Notes.

The Company paid dividends of approximately $1 million each quarter of 2010 and 2009 and in the first quarter of 2011. The declaration and payment of dividends will be at the discretion of the Company’s board of directors and will depend on many factors, including general economic and business conditions, the Company’s strategic plans, its financial results and condition, legal requirements, including restrictions and limitations contained in the Credit Agreement, bonding agreements and the indenture relating to its senior unsecured notes. Accordingly, the Company cannot make any assurances as to the size of any such dividend or that it will pay any such dividend in future quarters.

The Company believes its anticipated cash flows from operations and availability under its revolving credit facility will be sufficient to fund the Company’s operations, capital expenditures and scheduled debt service requirements for the next twelve months.

Beyond the next twelve months, the Company’s ability to fund its working capital needs, planned capital expenditures, scheduled debt payments and dividends if any, and to comply with all of the financial covenants under the Credit Agreement and bonding agreement, depends on its future operating performance and cash flow, which in turn, are subject to prevailing economic conditions and to financial, business and other factors, some of which are beyond the Company’s control.

Contractual Obligations

The following table summarizes the Company’s contractual cash obligations at December 31, 2010. Additional information related to these obligations can be found in Note 11 “Long-Term Debt” and Note 14 “Lease Commitments” to Consolidated Financial Statements.

	Total	Obligations coming due in year(s) ending:
		2011	2012- 2014	2015- 2017	2018 and beyond
	(in millions)
Long term bank debt (1)	$—	$—	$—	$—	$—
Senior subordinated notes (2)	215.7	13.6	202.1	—	—
Operating lease commitments	109.1	17.4	44.0	39.6	8.1
Promissory note (3)	8.9	3.0	5.9	—	—
Equipment notes	0.4	0.3	0.1	—	—

Total	$334.0	$34.2	$252.1	$39.6	$8.1

(1)	Represents the Company’s senior credit facility. No amounts were outstanding at December 31, 2010.

(2)	Includes cash interest payments calculated at stated fixed rate of 7.75%. In January 2011, the Company refinanced the senior subordinated notes with the issuance of $250 million senior unsecured notes due February 1, 2019. The senior unsecured notes bear interest at 7.375%.

(3)	Includes cash interest payments calculated at stated fixed rate of 6.00%. This note was issued in connection with the Matteson acquisition.

Excluded from the above table are $0.8 million in liabilities for uncertain tax positions for which the period of settlement is not determinable.

Other Off-Balance Sheet and Contingent Obligations

The Company had outstanding letters of credit relating to foreign contract guarantees and insurance payment liabilities totaling $27.6 million at December 31, 2010. All issued letters of credit were undrawn at year-end.

The Company has granted liens on a substantial portion of its owned operating equipment as security for borrowings under its Credit Agreement and its bonding agreement. The Company’s Credit Agreement and bonding agreement also contain provisions that require the Company to maintain certain financial ratios and restrict its ability to pay dividends, incur indebtedness, create liens, and take certain other actions.

The Company finances certain key vessels used in its operations with off-balance sheet lease arrangements with unrelated lessors, requiring annual rentals of $17.3 million which decline to $0.4 million over the next ten years. These off-balance sheet leases contain default provisions, which are triggered by an acceleration of debt maturity under the terms of the Company’s Credit Agreement. Additionally, the leases typically contain provisions whereby the Company indemnifies the lessors for the tax treatment attributable to such leases based on the tax rules in place at lease inception. The tax indemnifications do not have a contractual dollar limit. To date, no lessors have asserted any claims against the Company under these tax indemnification provisions.

Performance and bid bonds are customarily required for dredging and marine construction projects, as well as some demolition projects. The Company obtains its performance and bid bonds through its bonding agreement with Travelers, which has been granted a security interest in a substantial portion of the Company’s operating equipment with a net book value of $70.7 million at December 31, 2010. The bonding agreement contains provisions that require the Company to maintain certain financial ratios and that restrict the Company’s ability to pay dividends, incur indebtedness, create liens and take certain other actions. At December 31, 2010, the Company was in compliance with its covenants under the bonding agreement. Bid bonds are generally obtained for a percentage of bid value and amounts outstanding typically range from $1 million to $10 million. At December 31, 2010, the Company had outstanding performance bonds valued at approximately $369.0 million; however, the revenue value remaining in backlog related to these projects totaled approximately $176.5 million.

Certain foreign projects performed by the Company have warranty periods, typically spanning no more than three to five years beyond project completion, whereby the Company retains responsibility to maintain the project site to certain specifications during the warranty period. Generally, any potential liability of the Company is mitigated by insurance, shared responsibilities with consortium partners, and/or recourse to owner-provided specifications.

Prior to February 2011, the Company was a member of an insurance association that provides personal injury coverage for its maritime workforce in excess of self-insurance retention limits. As part of this arrangement, the Company was subject to retroactive premium adjustments based on the association’s claims experience and investment performance. The Company accrued for retroactive premium adjustments when assessed by the insurance association. During the years ended December 31, 2010 and 2009, there were $2.2 million and $2.0 million recorded for retroactive assessments, respectively. In February 2011, the Company withdrew from this insurance association and purchased insurance to provide personal injury coverage for its maritime workforce in excess of self-insurance retention limits. The Company’s withdrawal from the insurance association and payment of the related release call discharges the Company from any future liability to the insurance association.

The Company considers it unlikely that it would have to perform under any of the aforementioned contingent obligations, other than operating leases and retroactive insurance premium adjustments associated with the Company’s insurance coverage, and performance has never been required in any of these circumstances in the past.